Exhibit 10.11

August 8, 2018

Linda Fitzpatrick 720 Endfield Way

Hillsborough, CA 940 l 0

Dear Linda,

We are very pleased to present this offer of employment to you for the position of Chief People and Communications Officer at Sutro Biopharma (the "Company"), reporting to William Newell, CEO. This letter sets forth the terms and conditions of our proposal for your employment. You may accept this offer by signing and returning a copy of it to me as provided below.

You will receive an annual salary of $360,000 which will be paid semi-monthly in accordance with the Company' s annual payroll procedures. On the first payroll period, following your employment, you will receive a sign on bonus of $50,000, less applicable taxes. Furthermore, in each calendar year during your employment with the Company, you will be eligible to receive an annual bonus dependent on performance objectives, which will be based on company objectives established by the Company's Board of Directors at their discretion.  Your target bonus will be equal to forty percent (40%) of your base salary, assuming the achievement of such performance objectives as determined solely by the Company's Board of Directors. Any bonus that you earn will be paid to you within two and one-half (2-1/2) months of the end of the calendar year in which it is earned, and shall be paid in cash, less any usual, required withholding. You will be eligible for full bonus consideration for 2018. As an employee, you will also be eligible to receive certain employee benefits including health insurance, life insurance and disability insurance, with reasonable and customary coverages and deductibles or copayments. Annually, you will receive 25 days of Paid Time Off (PTO) which will be earned and accrued at the rate of 2.08 days per month. A summary of the Company' s benefits is included with this letter.

In addition, if you decide to join the Company, it will be recommended that the Company's Board of directors grant you an option to purchase shares, at a number to be determined, based upon a full compensation analysis by Radford, of the Company's capital stock calculated on a fully diluted basis at the time of grant. The price per share shall be equal to the fair market value per share of the Company' s Common Stock on the grant date as determined by the Company' s Board of Directors. For this grant, you will begin vested on the date of your employment at the rate of 1/48, per month, over a four year period. the rate of 1/48 per month will vest in equal monthly installments subject to your continuous service with the Company. You will be eligible to receive additional stock option grants in the future at the discretion of the Company' s Board of Directors.

These option grants shall be subject to the terms and conditions of the Company's Stock Option Plan and Stock Option Agreement, including vesting requirements which require your continued employment with the Company. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

The Company will support a reasonable number of external relationships and appointments providing that these do not provide a conflict of interest nor constitute a time commitment which would preclude you from fully performing your duties as Chief People and Communications Officer. All relationships will require prior approval by William Newell and our IP Counsel.

The Company will indemnify you to the maximum extent that its officers and employees are entitled to indemnification pursuant to the Company's Certificate of lncorporation and bylaws for any acts or omissions by reason of being an officer or employee of the Company during your employment. At all times during your employment, the Company shall maintain in effect a directors and officers liability insurance policy with you as a covered officer.

If your employment with the Company is terminated by the Company due to an Involuntary Termination (as defined below), you will receive: (i) continued payment of your base salary (less applicable tax withholdings) for twelve (12) months following such termination, with such amounts to be paid in accordance with the Company's normal payroll policies; provided, however, that any payments otherwise scheduled to be made prior to the effective date of the Release (namely, the date it can no longer be revoked) shall accrue and be paid in the first payroll date that follows such effective date with subsequent payments occurring on each subsequent Company payroll date; (ii) twelve (12) months of accelerated vesting on all outstanding Company stock options; (iii) payment of a pro-rata portion of the your annual bonus (less applicable tax withholdings) for the performance year in which your termination occurs, with such pro-rata portion calculated based upon the number of days that you were employed during such performance year divided by the total number of days in such performance year, payable as a lump sum payment on the Release effective date (namely, the date it can no longer be revoked) ; and (iv) reimbursement for premiums paid for continued health benefits for you (and any eligible dependents) under the Company's health plans until the earlier of (A) twelve (12) months following your termination date or (B) the date upon which you and your eligible dependents become covered under similar plans; provided, however, that you validly elect to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. Reimbursements for health premiums will be made as soon as administratively practicable following approval of the reimbursement (or, if later, following the date you are first entitled to such reimbursements under this paragraph) and to the extent that such amounts are taxable not later than the end of the calendar year in which the expense was incurred.

If your employment with the Company is terminated by the Company due to an Involuntary Termination (as defined below) and such termination occurs on or within twelve (12) months following a Change of Control (as defined below), then, you will receive accelerated vesting as to 100% of any then non-exercisable option shares under any of your option grants.

The receipt of any benefits pursuant to the two prior paragraphs above will be subject to you signing and not revoking a separation agreement and release of claims substantially in the form attached to this offer letter as Exhibit A (the "Release"), provided that such release becomes effective no later than sixty (60) days following your termination date or such earlier date required by the Release (such deadline, the "Release Deadline'"). If the Release does not become effective by the Release Deadline, you will forfeit any rights to severance or benefits under this letter. and in no event will severance payments or benefits be paid or provided until the Release actually becomes effective. In the  event your termination  occurs at a time during the calendar  year where the Release could become effective in the calendar year following the calendar year in which your termination occurs, then any severance payments or benefits under this letter that would be considered Deferred Compensation Separation Benefits (as defined on Exhibit B hereto) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, (i) the Release Deadline, (ii) such time as required by the payment schedule applicable to each payment or benefit as set forth  in Exhibit  B, or (iii) such time as required by this paragraph.

For the purposes of this offer letter, "Involuntary Termination" means (i) your involuntary discharge by the Company for reasons other than Cause (as defined below); or (ii) your voluntary resignation within ninety (90) days following the end of the Cure Period (as defined below) as a result of the occurrence of any of the following without your consent: (a) a material diminution in your authority, duties or responsibilities; (b) a material breach of this letter agreement by the Company; or (c) a material diminution in your base compensation (other than a reduction generally applicable to executive officers of the Company implemented for expense management purposes); provided, however, that you must provide written notice to the Company of the condition that could constitute an “Involuntary Termination" event pursuant to the provisions of section (ii) of this paragraph within ninety (90) days of the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days (the "Cure Period") of such written notice.

"Change of Control" means the occurrence of any of the following events: (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the voting power of the surviving entity (or if the surviving entity is a wholly-owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (ii) a transaction or series of related transactions to which the Company is a party or a tender offer in which in excess of fifty percent (50%) of the Company's voting power is transferred; or (iii) a sale, lease conveyance or other disposition of all or substantially all of the assets of the Company that occurs over a period of not more than twelve (12) months. Notwithstanding the foregoing, in no event shall (A) an initial public offering of Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission; (B) any equity financing (including the issuance of convertible debt) of the Company in a single transaction or a series of transactions; or

(C) a transaction whose primary purpose is to change the state of the Company's incorporation and/or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities before such transaction constitute a Change of Control for purposes of this offer letter.

"Cause” means (i) an unauthorized use or disclosure of the Company's confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) a deliberate material failure in the performance of your duties as Chief Business Officer or any other duties as pertaining to employees of the Company generally, which is not cured within fifteen (15) days after receiving written notification of such failure form the Board of Directors or the Chief Executive Officer; (iii) conviction of, or pleas of "guilty” or "no contest" to, a felony under the laws of the United States or any state thereof; (iv) gross misconduct, which is not cured within fifteen (15) days after receiving written notification of such misconduct form the Board of Directors or the Chief Executive Officer; or (v) a continued failure to perform assigned duties customarily performed by a Chief Business Officer of a corporation of similar size, which is not cured within fifteen (15) days after receiving written notification of such failure form the Board of Directors or the Chief Executive Officer.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Neve1iheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks' notice. You should also note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check. if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company without the prior written consent of the Chief Executive Officer; provided, however, that your continuing appointment at Columbia University shall not require further written consent. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company's rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company's rules of conduct, which are included in the Company Handbook.

As a condition of your employment, you are also required to sign and comply with an At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all costs associated with arbitration fees. Please note that we must receive your signed Agreement before your first day of employment.

Notwithstanding anything to the contrary in this letter, any severance or other benefits to which you may become entitled to pursuant to this letter will be subject to the terms provided in Exhibit B hereto.

We would propose that your first day of employment be on or before September 4, 2018. Should you be willing and able to begin employment sooner, followed by your planned time away, we would welcome the start of your employment at the earliest possible date and would treat the subsequent time away as w1paid time off. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by July 30, 2018.

We look forward to your favorable reply and to working with you at Sutro Biopharma!

[signature page follows]

To indicate your acceptance of the letter, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records.

Sincerely,

____________________

William J. Newell

Agreed to and accepted:

Signature: ______________

Printed Name: ___________

Date:_________________

Enclosures:

Duplicate Original Letter

Exhibit A: General Release of All Claims Exhibit B: Section 409A Provisions

At-Will Employment. Confidential Information, Invention Assignment and Arbitration Agreement

Sutro Biopharma Benefits Guide

EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

In consideration of the severance benefits to be provided to Linda Fitzpatrick by Sutro Biopharma, Inc. (the “Company”), pursuant to the terms of the letter you entered into with the Company dated as of August 8, 2018 (the “Agreement”). You, on your own behalf and on behalf of your heirs, executors, administrators, and assigns, hereby fully and forever release and discharge the Company and its directors, officers, employees, agents, successors, predecessors, subsidiaries, parent, stockholders, employee benefit plans and assigns (together called “the Releases”’), from all known and unknown claims and causes of action including, without limitation, any claims or causes of action arising out of or relating in any way to your employment with the Company, including the termination of that employment.

Eight days after you sign (and do not revoke) this General Release of All Claims (''Release”), provided that it is not signed earlier than your cessation of employment, you will be entitled to the severance benefits or change of control benefits set forth in the Agreement, subject to any other requirements set forth therein or on Exhibit B thereto, that are conditioned on this Release.

You understand and agree that this Release is a full and complete waiver of all claims, including (without limitation) claims to attorneys' fees or costs, claims of wrongful discharge, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, harassment, retaliation, discrimination, violation of public policy, defamation, invasion of privacy, interference with a leave of absence, personal injury, fraud or emotional distress and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967 (ADEA), the California Labor Code, the California Fair Employment and Housing Act, the California Family Rights Act, the Family Medical Leave Act or any other federal or state law or regulation relating to employment or employment discrimination. You further understand and agree that this waiver includes all claims, known and unknown, to the greatest extent permitted by applicable law.

You also hereby agree that nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing by the Releasees or you.

In addition, you hereby expressly waive any and all rights and benefits conferred upon you by the provisions of Section 1542 of the Civil Code of the State of California, which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

If any provision of this Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the court shall enforce all remaining provisions to the full extent permitted by law.

You agree to provide, at the Company's expense, including reimbursement of your time and/or the reasonable fees and expenses of your counsel, reasonable cooperation and complete and accurate information to the Company (voluntarily, without requiring a subpoena or other compulsion of law) in the event of litigation against the Company and/or its officers or directors. You also agree that you will not assist any person in bringing or pursuing any claim or action of any kind against the Company, unless pursuant to subpoena or other compulsion of law.

This Release constitutes the entire agreement between you and Releases' with regard to the subject matter of this Release. It supersedes any other agreements, representations or understandings, whether oral or written and whether express or implied, which relate to the subject matter of this Release except as otherwise set forth in the Agreement. However, this Release covers only those claims that arose prior to the execution of this Release. Execution of this Release does not bar any claim that arises hereafter, including (without limitation) a claim for breach of the Agreement.

You understand that you have the right to consult with an attorney before signing this Release. You have 21 days after receipt of this Release to review and consider this Release, discuss it with an attorney of your own choosing, and decide to execute it or not execute it. You also understand that you may revoke this Release during a period of seven days after you sign it and that this Release will not become effective for seven days after you sign it (and then only if you do not revoke it). In any event, this Release is not to be signed, and will not become effective, prior to your cessation of employment. In order to revoke this Release, within seven days after you execute this Release you must deliver to William Newell, at the Company, a letter stating that you are revoking it.

You understand that if you choose to revoke this Release within seven days after you sign it, you will not receive the severance benefits set forth in the Agreement that are conditioned on this Release and the Release will have no effect.

You agree not to disclose to others the terms of this Release, except that you may disclose such information to your spouse and to your attorney or accountant in order for such attorney or accountant to render services to you related to this Release.

You state that before signing this Release, you:

•	Have read it,
•	Understand it,
•	Know that you are giving up important rights,
•	Are aware of your right to consult an attorney before signing it, and
•	Have signed it knowingly and voluntarily.

Date: -- - - - - - - - - - -

By:	Linda Fitzpatrick

TO BE SIGNED UPON CESSATION OF EMPLOYMENT

EXHIBIT B SECTION 409A

(a)Notwithstanding anything to the contrary in the letter, no Deferred Compensation Separation Benefits (as defined below) will become payable under the letter until you have a

“separation from service" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and any proposed or final regulations and guidance promulgated thereunder ("Section 409"). Further, if you are a “specified employee" within the meaning of Section 409A at the time of your termination (other than due to death), and the severance or other benefits payable to you, if any, pursuant to the letter, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits"), such Deferred Compensation Separation Payments that are otherwise payable within the first six (6) months following your termination of employment will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your termination of employment (or such later date as is required to avoid the imposition of additional tax under Section 409A). All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your termination but prior to the six (6) month anniversary of your termination (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the letter is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(b)

Any amount paid under the letter that satisfies the requirements of the “short-term deferral" rule set forth in Section l. 409A-l(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of section (a) above.

(c)Any amount paid under the letter that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section l. 409A-l(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of section (a) above. For purposes of this section (c),"Section 409A Limit" will mean the lesser of two (2) times: (i) your annualized compensation based upon the annual rate of pay paid to you during the Company's taxable year preceding the Company' s taxable year of your termination of employment as determined under Treasury Regulation l.409A-l(b)(9)(iii)(A)(I) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(l7) of the Code for the year in which your employment is terminated.

(d)

For purposes of Section 409A, any right to receive any installment payments pursuant to this letter will be treated as a right to receive a series of separate and distinct payments under Section l.409A-2(b)(2)(iii) of the Treasury Regulations.

(e)

Reimbursement. To the extent that any taxable reimbursements of expenses or in- kind benefits are provided, they shall be made in accordance with Section 409A, including, but not limited to the following provisions:

i)	The amount of any such expense reimbursement or in-kind benefit provided during a service provider's taxable year shall not affect any expenses eligible for reimbursement in any other taxable year;

ii)

The reimbursement of the eligible expense shall be made no later than the last day of the service provider's taxable year that immediately follows the taxable year in which the expense was incurred; and

iii)	The right to any reimbursement shall not be subject to liquidation or exchange for another benefit or payment.

(e)       The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under the letter will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. You and the Company agree to work together in good faith to consider amendments to the letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.